Exhibit 99.1

May 9, 2008	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
Minneapolis — Zareba Systems, Inc. (NASDAQ:ZRBA) today announced its results for the fiscal third quarter and nine months ended March 31, 2008. Net sales for the third quarter fiscal 2008 were $7.1 million, versus $8.7 million for the same quarter in the prior year. The Company’s loss from continuing operations was $489,000, or $0.20 per basic and diluted share in the third quarter of fiscal 2008, compared to income from continuing operations of $43,000, or $0.02 per basic and diluted share in the third quarter of the previous year. The net loss was $489,000, or $0.20 per basic and diluted share in the third quarter of fiscal 2008 compared to net income of $110,000, or $0.05 per basic and $0.04 per diluted share, for the same period of the prior year. Prior year net income includes gain from discontinued operations of $67,000, or $0.03 per basic and diluted share.
Net sales for the first nine months of fiscal 2008 were $22.8 million, as compared to $23.3 million for the same period in the prior year. Loss from continuing operations was $1,255,000, or $0.51 per basic and diluted share, for the first nine months of fiscal 2008, versus a loss from continuing operations of $331,000, or $0.14 per basic and diluted share, in the same period of the prior year. Net income, reflecting the gain from the sale of a subsidiary, was $1,304,000, or $0.53 per basic and diluted share, in the first nine months of fiscal 2008, versus a net loss of $166,000, or $0.07 per basic and diluted share, in the comparable period of the prior year.
On August 1, 2007, the Company completed the previously announced sale of the Company’s Waters Medical Systems, Inc., (WMS) subsidiary to a third party for $5.0 million in cash, resulting in a gain from the sale, net of tax, of $2.5 million, or $1.04 per basic and diluted share, for the first nine months of fiscal 2008. The WMS subsidiary, a provider of medical products, had operated in a separate business segment of the Company.
“The weak economic climate in the United States, our primary market, and the delayed buying season in both North America and the United Kingdom caused by late spring weather combined to impact third quarter sales of our electric fencing system and automatic gate opener products ” stated President and Chief Executive Officer, Jerry Grabowski. “Several of our major customers, some of which reported same store sales decreases during this period, reduced or delayed purchases of our products during the third quarter in reaction to the market conditions. Also, the level of market penetration achieved by our newer professional automatic gate opener and security products was below our expectations.”
We continued to experience gross margin pressure during the quarter as a result of recent product cost increases and lower manufacturing overhead absorption during the quarter. We have responded by implementing price increases on our electric fencing systems products which were effective mid-way through the third quarter in the United Kingdom, and will take effect throughout the fourth quarter in North America.”
“Management continues to assess economic conditions, business levels and related investments in each of our business initiatives to determine what adjustments may be needed to achieve growth and profitability,” concluded Grabowski.
- more -

About Zareba Systems, Inc.
Zareba Systems, Inc., a Minnesota corporation since 1960, is the world’s leading manufacturer of electronic perimeter fence and security systems for animal and access control. The Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is located at www.ZarebaSystemsInc.com.
Zareba Systems, Inc.
Condensed Consolidated Operating Results

	Three Months Ended		Nine Months Ended
(In thousands except per share amounts)	03/31/08	03/31/07	03/31/08	03/31/07
Net sales	$7,074	$8,678	$22,770	$23,253
Gross profit	2,111	2,787	6,631	7,434
Income (loss) from operations	(558)	335	(1,470)	204
Income (loss) before income taxes	(739)	68	(1,901)	(517)
Income (loss) from continuing operations	(489)	43	(1,255)	(331)
Gain from discontinued operations, net of tax	—	67	13	165
Gain from sale of subsidiary, net of tax	—	—	2,546	—
Net income (loss)	$(489)	$110	$1,304	$(166)
Per common and common equivalent share:
Income (loss) from continuing operations:
basic	$(0.20)	$0.02	$(0.51)	$(0.14)
diluted	$(0.20)	$0.02	$(0.51)	$(0.14)
Gain from discontinued operations:
basic	—	$0.03	$0.01	$0.07
diluted	—	$0.03	$0.01	$0.07
Gain from sale of subsidiary:
basic	—	—	$1.04	$—
diluted	—	—	$1.04	$—
Net income (loss) per share:
basic	$(0.20)	$0.05	$0.53	$(0.07)
diluted	$(0.20)	$0.04	$0.53	$(0.07)
Weighted average number of shares outstanding — basic	2,464	2,432	2,456	2,427
Weighted average number of shares outstanding — diluted	2,464	2,473	2,456	2,427

Zareba Systems, Inc.
Condensed Consolidated Balance Sheets

(In thousands)	03/31/08	6/30/07
Current Assets
• Cash and cash equivalents	$531	$1,614
• Accounts receivable, net	4,177	7,671
• Inventories	7,634	6,503
• Other current assets	1,244	1,227
• Current assets of discontinued operations	—	729
Total Current Assets	13,586	17,744
Property, plant and equipment, net	2,792	3,150
Other assets	10,843	10,979
Total Assets	$27,221	$31,873
Current Liabilities
• Accounts payable	$3,564	$4,712
• Accrued liabilities	1,809	2,419
• Income taxes payable	439	207
• Current maturities of long-term debt	1,093	6,326
• Current liabilities of discontinued operations	—	123
Total Current Liabilities	6,905	13,787
Long-term debt, less current maturities	3,249	2,269
Other long-term liability	175	—
Deferred income taxes	993	1,096
Total Liabilities	11,322	17,152
Total Stockholders’ Equity	15,899	14,721

Total Liabilities and Equity	$27,221	$31,873

This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, including those relating to the future benefit from price increases, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include customer acceptance of price increases and of new products, the timing of customer purchases, and our ability to successfully invest and explore growth opportunities, as well as the development, introduction or acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions.
#####
Contact:
Jeff Mathiesen
763-551-1125